As Filed With the Securities and Exchange Commission on July 24, 2008

Registration No. 333-139964

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Third Wave Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

39-1791034

(I.R.S. employer identification number)

502 South Rosa Road

Madison, Wisconsin 53719

(608) 273-8933

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Glenn P. Muir

Executive Vice President, Treasurer and Secretary

Third Wave Technologies, Inc.

c/o Hologic, Inc.

35 Crosby Drive

Bedford, Massachusetts 01730

(508) 999-7300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Philip J. Flink, Esq.

Brown Rudnick LLP

One Financial Center

Boston, Massachusetts 02111

(617) 856-8200

Approximate date of commencement of proposed sale to public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-139964) (the “Registration Statement”), which was originally filed on January 12, 2007, is being filed to deregister unsold securities of Third Wave Technologies, Inc., a Delaware corporation (the “Registrant”).

On July 24, 2008, Thunder Tech Corp. (“Thunder Tech”), a Delaware corporation and direct wholly owned subsidiary of Hologic, Inc. (“Hologic”), a Delaware corporation, was merged with and into the Registrant, whereby the separate existence of Thunder Tech ceased, and the Registrant became the surviving corporation and direct wholly owned subsidiary of Hologic (the “Merger”). The Merger was effectuated pursuant to the terms of an Agreement and Plan of Merger, dated as of June 8, 2008, by and among Hologic, Thunder Tech and the Registrant. Shares of the Registrant’s common stock, $0.001 par value per share (the “Common Stock”), have ceased being quoted on the Nasdaq Stock Market and have been deregistered under the Securities Exchange Act of 1934. The Registrant has also filed a certification and notice of termination on Form 15 with respect to the Registrant’s Common Stock.

As a result of the Merger, the Registrant has terminated all offerings of the Registrant’s securities pursuant to its existing registration statements. Accordingly, pursuant to Rule 478 under the Securities Act of 1933, as amended (the “Act”), and the undertaking pursuant to Item 512(a)(3) of Regulation S-K promulgated under the Act contained in the Registration Statement, this Post-Effective Amendment No. 1 to the Registration Statement is being filed to deregister all securities registered under the Registration Statement which remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bedford, Commonwealth of Massachusetts, on July 24, 2008.

THIRD WAVE TECHNOLOGIES, INC.

By:	/s/ Glenn P. Muir
Name:	Glenn P. Muir
Title:	Executive Vice President, Treasurer and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert A. Cascella	President and Director	July 24, 2008
Robert A. Cascella

/s/ Glenn P. Muir	Executive Vice President, Treasurer	July 24, 2008
Glenn P. Muir	and Secretary and Director